UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

Double Eagle Petroleum Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 5, 2013, the Compensation Committee of the Board of Directors of Double Eagle Petroleum Co. (the “Company”) approved restricted stock awards to Richard Dole, Chairman and Chief Executive Officer of the Company, Kurtis Hooley, Executive Vice President and Chief Operating and Financial Officer of the Company, and Clark Huffman, Senior Vice President of the Company, pursuant to the Company’s 2010 Stock Incentive Plan (the “Plan”). Each such award will be effective as of January 1, 2014.

Pursuant to the award agreements for the awards, the Company will issue shares of common stock, $0.10 par value, of the Company to each of Mr. Dole, Mr. Hooley and Mr. Huffman in the following amounts:

Richard Dole, Chairman and Chief Executive Officer: 141,287 shares

Kurtis Hooley, Executive Vice President and Chief Operating and Financial Officer: 89,003 shares

Clark Huffman, Senior Vice President, Operations:40,595 shares

The shares issued under the award agreements will vest upon a change of control that is consummated and becomes effective on or before December 31, 2014. The shares issued under the award agreements will be subject to additional forfeiture restrictions, including the requirement that the executive’s employment has not terminated prior to the date of a change in control. If a change in control is not consummated and does not become effective on or before December 31, 2014 or the employment of the executive terminates, all of the shares issued under the award agreements will be forfeited to the Company and the award agreements will terminate at the close of business on December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUBLE EAGLE PETROLEUM CO.

Date: November 12, 2013	By:	/s/ Emily Maron
	Name:	Emily Maron
	Title:	Assistant Corporate Secretary